[LOGO OF SOUTHERN COMPANY APPEARS HERE]
- --------------------------------------------------------------------------------
NOTICE OF 1995
ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

TIME: 10:00 a.m. (EDT)
Wednesday, May 24, 1995

PLACE: Savannah Civic Center
221 West Oglethorpe Avenue
Savannah, Georgia

- --------------------------------------------------------------------------------

To save the expense of a follow-up mailing, please mark, date, and sign your form of proxy and promptly return it in the postage-paid envelope. If you plan to attend the meeting, please check the appropriate box on the form of proxy and additional information regarding the meeting will be sent to you.


[RECYCLED PAPER LOGO APPEARS HERE]

                                         [LOGO OF SOUTHERN COMPANY APPEARS HERE]

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- MAY 24, 1995

Dear Stockholder:

  The Annual Meeting of Stockholders of THE SOUTHERN COMPANY will be held at the Savannah Civic Center, 221 West Oglethorpe Avenue, Savannah, Georgia on Wednesday, May 24, 1995, at 10:00 a.m. (EDT), for the following purposes:

  (1) Electing 14 members of the board of directors;

  (2) Ratifying the appointment of Arthur Andersen LLP as independent auditors for 1995;

  (3) Approving the Outside Directors Stock Plan for Subsidiaries of The Southern Company;

  (4) Approving amendments to The Southern Company Productivity Improvement Plan for Executive Officers;

  (5) Approving amendments to The Southern Company Executive Stock Plan;

  (6) Considering and voting upon a stockholder proposal, if presented at the meeting, as described in Item 6 in the attached proxy statement; and

  (7) Transacting such other business as may properly come before the meeting or any adjournments thereof.

  Your vote is important. Please mark, date, sign, and promptly return the en-closed form of proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke this proxy by voting in person.

  Only stockholders of record at the close of business on March 27, 1995, are entitled to vote at the meeting.

By Order of the Board of Directors,

Tommy Chisholm
Secretary

Atlanta, Georgia
April 10, 1995

                             THE SOUTHERN COMPANY
                           64 PERIMETER CENTER EAST
                            ATLANTA, GEORGIA 30346

                                PROXY STATEMENT

GENERAL INFORMATION

  This proxy statement and the accompanying form of proxy are being furnished to stockholders in connection with the solicitation of proxies by the board of directors of The Southern Company (the "Company") for use at its 1995 Annual Meeting of Stockholders to be held on Wednesday, May 24, 1995, at 10:00 a.m.
(EDT) in Savannah, Georgia. It is proposed that this proxy statement and ac-companying form of proxy first will be sent to the Company's stockholders on or about April 10, 1995.

  The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company before the meeting. Each share is entitled to one vote, except that voting for direc-tors may be cumulative (i.e., in voting for directors each stockholder may multiply the number of shares stated on the form of proxy by the number of di-rectors to be elected and then cast the resulting number of votes among the nominees as desired). Your proxy may be revoked by written request that is re-ceived by the secretary of the Company before the annual meeting. If you wish, you may revoke your proxy at the meeting by voting in person.

  At the annual meeting, abstentions will be treated as present for purposes of determining a quorum and shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker "nonvotes" will not be counted either for or against any item submitted for vote.

  The board of directors set March 27, 1995, as the record date for the deter-mination of stockholders entitled to notice of and to vote at the 1995 Annual Meeting of Stockholders. On the record date, there were outstanding 665,154,977 shares of common stock, and, to the knowledge of management, no person had beneficial ownership of more than five percent of the outstanding shares.

1. ELECTION OF DIRECTORS

  The proxies, named on the enclosed form of proxy, intend to vote each prop-erly executed proxy for the election of the listed nominees as directors for the ensuing year or until their successors are elected and qualified, unless you specify otherwise. If any nominee becomes unable to stand for election, the proxies will be voted for a substitute nominee or nominees named by the board and for the remaining nominees. The board of directors has no reason to expect that this will occur.

  The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors.

John C. Adams

Mr. Adams, 55, is chairman, president, and chief executive officer of Russell Corporation, designers, manufacturers, and marketers of apparel and fabrics. He served as senior vice president of sales operations for Russell Corporation from 1989 to 1991; president and chief operations officer from 1991 to 1992; and president and chief executive officer from 1992 to 1993, when he was ap-pointed to his current position. He is a director of First National Bank of Alexander City, Alabama and Aliant Corporation.

A. D. Correll

Mr. Correll, 53, is chairman of the board and chief executive officer of Geor-gia-Pacific Corporation, manufacturers and distributors of building products, pulp, and paper. He served as senior vice president of Georgia-Pacific Corpora-tion from 1988 to 1989; executive vice president of Georgia-Pacific Corporation from 1989 to 1991; president and chief operating officer of Georgia-Pacific Corporation from 1991 to May, 1993; and president and chief executive officer of Georgia-Pacific Corporation from May, 1993 to December, 1993, when he was appointed to his current position. He is a director of Georgia-Pacific Corpora-tion, Trust Company Bank, and Trust Company of Georgia. He was elected director of the Company in 1994.

A. W. Dahlberg

Mr. Dahlberg, 54, is chairman of the board, president, and chief executive of-ficer of the Company and chairman of the executive committee of Southern Com-pany Services, Inc. Prior to 1994, he was president and chief executive officer of Georgia Power Company. He is a director of Alabama Power Company, Georgia Power Company, SEI Holdings, III, Inc., Southern Company Services, Inc., South-ern Electric International, Inc., Southern Nuclear Operating Company, Inc., Equifax, Inc., Protective Life Corporation, Trust Company Bank, and Trust Com-pany of Georgia. He was elected director of the Company in 1985.

Paul J. DeNicola

Mr. DeNicola, 46, is president and chief executive officer of Southern Company Services, Inc. and executive vice president of the Company. He was president and chief executive officer of Mississippi Power Company from May, 1989 to April, 1991 and executive vice president of Southern Company Services, Inc. from April, 1991 to January, 1994, when he was appointed to his current posi-tion. He is a director of Gulf Power Company, Mississippi Power Company, Savan-nah Electric and Power Company, SEI Holdings, Inc., Southern Communications Services, Inc., Southern Company Services, Inc., Southern Electric Internation-al, Inc., Southern Electric Wholesale Generators, Inc., Southern Nuclear Oper-ating Company, Inc., and The Southern Development and Investment Group, Inc. He was elected director of the Company in 1989.

Jack Edwards

Mr. Edwards, 66, is a partner of Hand, Arendall, Bedsole, Greaves & Johnston, attorneys. He is a director of Dravo Corporation, HOLNAM Inc., and Northrop Corporation. He was elected director of the Company in 1987.

H. Allen Franklin

Mr. Franklin, 50, is president and chief executive officer of Georgia Power Company, president of Piedmont-Forrest Corporation, and executive vice presi-dent of the Company. Prior to 1994, he was president and chief executive offi-cer of Southern Company Services, Inc. He is a director of Georgia Power Compa-ny, Piedmont-Forrest Corporation, SEI Holdings, Inc., Southern Company Servic-es, Inc., Southern Electric Generating Company, Southern Electric Internation-al, Inc., Southern Electric Wholesale Generators, Inc., Southern Nuclear Oper-ating Company, Inc., and SouthTrust Corporation. He was elected director of the Company in 1988.

Bruce S. Gordon

Mr. Gordon, 48, is group president of Bell Atlantic Network Services, Inc., telecommunications and computer equipment services. Prior to 1993, he served as vice president of marketing and sales of Bell Atlantic Network Services, Inc. He is a director of Barfield Companies and was elected director of the Company in 1994.

L. G. Hardman, III

Mr. Hardman, 55, is chairman of the board and chief executive officer of First Commerce Bancorp, Inc.; chairman of the board of the First National Bank of Commerce, Georgia; and chairman of the board, president, and treasurer of Har-mony Grove Mills, Inc. He is a director of Georgia Power Company and was elected director of the Company in 1986.

Elmer B. Harris

Mr. Harris, 55, is president and chief executive officer of Alabama Power Com-pany, president of Alabama Property Company and Southern Electric Generating Company, and executive vice president of the Company. He is a director of Ala-bama Power Company, Alabama Property Company, Southern Company Services, Inc., Southern Electric Generating Company, Southern Nuclear Operating Com-pany, Inc., AmSouth Bancorporation, and AmSouth Bank, N.A. He was elected director of the Company in 1989.

William A. Parker, Jr.

Mr. Parker, 67, is chairman of the board of Seminole Investment Company, L.L.C., private investments in land, securities, and warehouses. He is a direc-tor of Georgia Power Company, Atlantic Realty Company, Genuine Parts Company, Haverty Furniture Companies, Inc., ING North America Insurance Company, Life Insurance Company of Georgia, and Post Properties, Inc. He was elected director of the Company in 1973.

William J. Rushton, III

Mr. Rushton, 64, is chairman emeritus of Protective Life Corporation, an insur-ance concern. Prior to 1994, he was chairman of the board of Protective Life Corporation. He is a director of Alabama Power Company, AmSouth Bancorporation, AmSouth Bank, N.A., and Protective Life Corporation. He was elected director of the Company in 1971.

Gloria M. Shatto

Dr. Shatto, 63, is president of Berry College, Mount Berry, Georgia. She is a director of Georgia Power Company, Becton Dickinson & Company, Kmart Corpora-tion, and Texas Instruments Incorporated. She was elected director of the Com-pany in 1984.

Gerald J. St. Pe

Mr. St. Pe, 55, is president of Ingalls Shipbuilding, Inc. division of Litton Industries, Inc., and senior vice president of Litton Industries, Inc. He is a director of Mississippi Power Company and Merchants and Marine Bank.

Herbert Stockham

Mr. Stockham, 66, is chairman of the board of Stockham Valves & Fittings, Inc., manufacturers of pipe fittings and valves. He is a director of Behavioral Health Systems, Inc., SouthTrust Corporation, and Stockham Valves & Fittings, Inc. He was elected director of the Company in 1978.

  Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL NO. 1.

ADDITIONAL INFORMATION

STOCK OWNERSHIP

  The following table shows the number of shares of the Company's common stock and preferred stock of subsidiary companies owned by the directors, nominees, and executive officers as of December 31, 1994. It is based on information fur-nished to the Company by the directors, nominees, and executive officers. The shares owned by all directors, nominees, and executive officers as a group con-stitute less than one percent of the total number of shares of the respective classes outstanding as of December 31, 1994.

                                                          NUMBER OF SHARES
                           TITLE OF SECURITY         BENEFICIALLY OWNED (1) (2)
                           -----------------         --------------------------
 John C. Adams             Southern Company common
                           stock...................             3,000
 Edward L. Addison         Southern Company common
                           stock...................           313,008
 William P. Copenhaver     Southern Company common
                           stock...................             2,906
 A. D. Correll             Southern Company common
                           stock...................             1,124
 A. W. Dahlberg            Southern Company common
                           stock...................            92,736
 Paul J. DeNicola          Southern Company common
                           stock...................            41,269
 Jack Edwards              Southern Company common
                           stock...................             3,102
 H. Allen Franklin         Southern Company common
                           stock...................            61,231
 Bruce S. Gordon           Southern Company common
                           stock...................                42
 L. G. Hardman, III        Southern Company common
                           stock...................             6,779
 Elmer B. Harris           Southern Company common
                           stock...................           104,175
 Earl D. McLean, Jr.       Southern Company common
                           stock...................            14,451
 William A. Parker, Jr.    Southern Company common
                           stock...................            26,254
                           Georgia Power Company
                           preferred stock.........                 2
 William J. Rushton, III   Southern Company common
                           stock...................             6,201
                           Alabama Power Company
                           preferred stock.........                20
 Gloria M. Shatto          Southern Company common
                           stock...................            13,351
                           Georgia Power Company
                           preferred stock.........             1,200
 Gerald J. St. Pe          Southern Company common
                           stock...................            16,043
 Herbert Stockham          Southern Company common
                           stock...................             6,117
 Directors, Nominees, and
 Executive Officers of the
 Company as a Group        Southern Company common
 (18 persons)              stock...................           868,034
                           Subsidiary companies
                           preferred stock.........             1,222

- ----------

  (1) "Beneficial ownership" means the sole or shared power to vote, or to di-rect the voting of, a security and/or investment power with respect to a secu-rity.
  (2) The shares shown include shares of common stock of which certain direc-tors and executive officers have the right to acquire beneficial ownership within 60 days pursuant to The Southern Company Executive Stock Plan, as fol-lows: Mr. Addison, 230,025 shares; Mr. Dahlberg, 45,847 shares; Mr. DeNicola, 12,139 shares; Mr. Franklin, 40,383 shares; Mr. Harris, 58,867 shares; and all directors, nominees, and executive officers of the Company as a group, 446,677 shares. Also included are shares of the Company's common stock held by the spouses of the following directors: Mr. Addison, 1,424 shares; Mr. Copenhaver, 700 shares; Mr. Edwards, 255 shares; Mr. Hardman, 100 shares; Mr. Harris, 310 shares; Mr. Parker, 48 shares; and Dr. Shatto, 11,157 shares. Also included are 1,200 shares of Georgia Power Company preferred stock owned by Dr. Shatto's spouse. Each director disclaims any interest in these shares owned by their spouses.

CERTAIN TRANSACTIONS

  During 1994, Alabama Power Company and Southern Company Services, Inc. on be-half of Protective Life Insurance Company collected premiums through payroll deductions of $715,595 from their respective employees electing to purchase various types of insurance policies from Protective Life. Mr. Rushton owns an interest in and serves as chairman emeritus and director of Protective Life Corporation, holding company for Protective Life Insurance Company. Messrs. Ad-dison and Dahlberg also are directors of Protective Life Corporation. During 1994, Alabama Power Company paid Hand, Arendall, Bedsole, Greaves & Johnston $198,342 for legal services. Mr. Edwards is a partner of Hand, Arendall, Bedsole, Greaves & Johnston. During 1994, Alabama Power Company and Southern Company Ser- vices, Inc. paid Bell Atlantic Network Services, Inc. $422,026 for monthly maintenance fees on printers and terminals. Mr. Gordon is group presi-dent of Bell Atlantic Network Services, Inc. During 1995, the Company paid Ed-ward L. Addison $161,703 for consulting services. Mr. Addison served as chair-man, chief executive officer, and director of the Company until March 1, 1995. The Company believes that these transactions have been on terms representing competitive market prices that are no less favor-able than those available from others.

CORPORATE GOVERNANCE

  The Southern Company is organized as a holding company managed by a core group of officers and governed by a board of directors that has been set at 14. The nominees for election as directors consist of 10 nonemployees, eight of whom currently are serving as directors, and four officers.

  The board of directors met eight times in 1994. Its five standing committees met a total of 26 times. The average attendance of all directors for the board and committee meetings was 98 percent, with Mr. Parker attending 72 percent of the board and applicable committee meetings.

  With the exception of the Executive Committee of which the Company's chairman of the board and president is a member and serves as its chairman, all standing committee members and chairmen are nonemployee directors.

CERTAIN COMMITTEES

AUDIT COMMITTEE -- The members of the Audit Committee are Mr. Edwards, chair-man, Mr. Copenhaver, Mr. Gordon, and Mr. Stockham. Mr. Copenhaver will retire May 24, 1995. The Audit Committee met seven times in 1994. The Audit Committee annually reviews and recommends the selection of the Company's independent au-ditor and reviews the auditing firm's fees and the scope and timing of audits. The Committee reviews the independent auditor's report or opinion on the Company's financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagree-ments with management concerning accounting or disclosure matters. The Commit-tee also oversees the Company's internal accounting and financial controls and annual internal audit plan and activities. The Audit Committee regularly re-ports its recommendations and findings to the full board of directors.

COMPENSATION COMMITTEE -- The members of the Compensation Committee are Mr. Copenhaver, chairman, Mr. Hardman, Mr. Parker, and Mr. Stockham. Mr. Copenhaver will retire on May 24, 1995. The Compensation Committee met seven times in 1994. The Compensation Committee reviews the performance of the chairman of the board and the president of the Company and recommends to the board their com-pensation under the base salary plan, the Performance Pay Plan, and the Produc-tivity Improvement Plan for Executive Officers. It also reviews and makes rec-ommendations to the board on directors' compensation and on certain compensation and benefit programs applicable to the Company's subsidiaries and administers The Southern Company Executive Stock Plan and the Outside Directors Stock Plan.

NOMINATING COMMITTEE -- The members of the Nominating Committee are Mr. Hard-man, chairman, Mr. Edwards, Mr. Rushton, and Dr. Shatto. The Nominating Commit-tee met five times in 1994. This committee identifies and recommends to the board of directors the nominees for election to the board. The Nominating Com-mittee expects normally to identify from its own resources the names of quali-fied nominees but will accept from stockholders recommendations of individuals to be considered as nominees. Stockholder recommendations, together with a de-scription of the proposed nominee's qualifications, relevant biographical in-formation, and the proposed nominee's signed consent to serve, should be sub-mitted in writing to the secretary of the Company and received by that office by December 13, 1995. The determination of nominees recommended to the board by the Nominating Committee is within the sole discretion of the committee, and the final selection of the board's nominees is within the sole discretion of the board of directors.

COMPENSATION OF DIRECTORS

  Each nonemployee director of the Company is paid an annual retainer fee of $30,000 of which at least $5,000 is paid in Company common stock. A meeting fee of $1,000 is paid for each meeting of the board of directors attended and for each committee meeting attended. Also, each nonemployee committee chairman is paid an annual retainer fee of $5,000. All or a portion of the fees payable in cash may be deferred until membership on the board is terminated. Dr. Shatto also was paid $1,000 for service on the Southern Company College board of advi-sors.

  The Company also provides retirement benefits to nonemployee directors who are credited with a minimum of 60 months of service on the board of directors of one or more System companies, under The Southern Company Outside Directors Pension Plan. Eligible directors are entitled to benefits upon retirement from the board if retirement is within five years of their normal retirement date. The annual benefit payable is based upon length of service and varies from 75 percent to 100 percent of the annual retainer fee, excluding any committee re-tainer fee, in effect on the date of retirement. Generally, payments continue for the greater of the lifetime of the participant or 10 years.

EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report of the Compensation Committee (the "committee") dis-cusses generally the committee's executive compensation objectives and policies and their relationship to corporate performance in 1994. Also, the report spe-cifically discusses the committee's bases for compensation in 1994 of the Company's chairman of the board and chief executive officer (the "chairman"), as reported in the Summary Compensation Table following this report.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

  The committee's objective is to provide a competitive compensation program with appropriate incentives for superior corporate performance, thereby provid-ing a strong and direct link between corporate performance and pay. Performance is defined in several ways, as more fully discussed below, each of which has relevance to the Company's success in the short term, long term, or both. Addi-tionally, executive compensation is variable so that higher performance leads to higher pay and lower performance results in lower pay.

  Total executive compensation (base salary plus incentive compensation) is compared with that of a group of electric and gas utility companies with simi-lar market and operating characteristics and within a comparable size range. Currently, each company in that group has annual revenues of $3 billion and higher. All but one of these companies are included in the 24 companies that make up the Standard & Poor's Electric Utility Index, the peer group in the five-year performance graph. The committee targets total executive pay levels at the median of this selected group of companies. This is accomplished through a mix of base compensation and short- and long-term incentive compensation. Higher corporate performance, based on various performance measures described below, can result in increased incentive compensation that in turn results in total compensation that is higher than the target. Lower performance results in lower incentive compensation and, therefore, compensation that is lower than the median level of the selected group of companies. If certain performance thresholds are not reached, no incentive compensation is paid.

EXECUTIVE COMPENSATION COMPONENTS

  Total executive compensation, as reported in the Summary Compensation Table, consists of three primary components: base salary, short-term incentive compen-sation (annual performance bonus), and long-term incentive compensation.

  BASE SALARY. Base salary levels, including the chairman's, are largely deter-mined by comparison with salaries of other gas and electric utility companies of comparable size, as reported in market surveys prepared by independent, out-side consultants. All but one of these companies are included in the 24 compa-nies that comprise the Standard & Poor's Electric Utility Index. A salary range above and below the median salary reported in such surveys is established. Base salary increases are based on individual job performance and set within the es-tablished competitive salary range. Base salary also can be increased based on a significant increase in job responsibilities. In 1994, base salary increases (including promotions) for the executive officers, including the chairman, were within the range of increases for all regular employees. The chairman's base salary level was above the median in 1994; the named executive officers' base salary levels were at or below the median.

  ANNUAL PERFORMANCE BONUS. All regular employees of the Company's subsidiaries not part of a collective bargaining unit are eligible to receive an annual per-formance bonus under the Company's Performance Pay Plan.

  Amounts paid to executive officers for 1994 performance were based on the achievement of corporate performance goals and individual objectives. Corporate performance goals are designed to improve operating results in the areas of earnings (return on common equity), competitive cost of electricity, and cus-tomer satisfaction. Individual objectives are goals and initiatives that link the corporate performance goals and the Company's strategic direction. The com-mittee believes that achievement of these goals is essential for the Company's continued success and sustained financial performance. The plan provides that in the discretion of the chief executive officer of the Company, extraordinary expenses or income may be excluded for the purpose of calculating the amount available for the payment of awards.

  A target performance level is set for each goal. Awards paid are based on performance relative to the established target. Performance above the target level results in proportionately higher payout. Likewise, performance below the target results in proportionately lower payout. No awards are made if perfor-mance is below a threshold level or if a minimum earnings level is not achieved. Also, no awards are made if the Company's current earnings are insuf-ficient to fund its common stock dividend at the same level as the prior year.

  The earnings target requires the Company's return on common equity to rank above the median of a large group (approximately 100) of investor-owned elec-tric utility companies -- the companies with which the Company competes for in-vestors -- with a longer term target to rank in the highest quartile of this group of companies. All of the companies in the Standard & Poor's Electric Utility Index are included in this group. The Company's position was in the top of the second highest quartile for 1994. For purposes of determining the level of performance under the return on common equity goal, certain one-time costs associated with the reorganization of subsidiaries of the Company were exclud-ed, placing the Company in the top quartile. The competitive cost of electric-ity target requires the Company to establish and keep cost of service in the lowest quartile of 16 electric utilities in the southeastern United States --
 the primary companies with which the Company competes for markets -- by 1995. More than one-half of these companies are included in the Standard & Poor's electric utility index. The Company continued to cut costs aggressively and maintained its position in the second-lowest quartile in 1994 and is on track for meeting the cost of electricity target by 1995. The customer satisfaction target required the Company to make more of our "satisfied" customers -- espe-cially our largest customers -- "very satisfied." During 1994, the number of our key customers surveyed who were "very satisfied" increased by 50 percent. Corporate performance met or exceeded the target levels in all three areas in 1994, resulting in proportionately higher awards. The weight assigned the achievement of corporate performance goals in determining annual performance bonuses paid to the executive officers for 1994 performance averaged 50 percent (with the earnings goal weighted significantly higher) and the remainder at-tributable to the achievement of individual performance objectives.

  The chairman's target annual performance award opportunity for full achieve-ment of goals was 10 percent of his base salary. Of the annual performance bo-nus paid to the chairman for 1994 performance, 70 percent was based on the cor-porate performance goals of return on common equity, customer satisfaction, and cost of service, with the remainder based on individual objectives regarding leadership and strategic initiatives designed to strengthen the Company's per-formance on both a short-term and long-term basis. The committee found that, under all measurement criteria, performance met or exceeded the targets estab-lished for 1994. This resulted in an award under the plan that exceeded the target award opportunity.

  LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive offi-cers, including the chairman, are provided through annual grants of performance awards under the Productivity Improvement Plan and annual grants of stock op-tions under the Executive Stock Plan. The committee believes that, together, these plans reflect two primary means of motivating and rewarding improvement in the long-term performance of the Company. Performance awards result in addi-tional compensation based on the Company's average return on common equity per-formance over a four-year period ranked against a group of electric utility companies located in the southeastern United States. Stock options provide gains to executives only if, in the long term, the Company's common stock price improves over the fair market value of the stock on the date options are grant-ed.

  Productivity Improvement Plan. The target set under the plan requires the Company's return on equity over the four-year performance period to rank in the top quartile of the selected group of companies. Performance at the target level results in an award of up to approximately 50 percent of the executive's salary range midpoint. Awards may range from 50 percent of the target if the Company's return on equity is in the second lowest quartile to 125 percent of the target if the Company's return on equity is the best of the selected group. No awards are paid if the Company's return on equity is in the bottom quartile or if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year. (See Proposal No. 4 on pages 16 and 17 of this proxy statement for information regarding proposed changes to the Productivity Improvement Plan for Executive Officers.)

  For the performance period January 1, 1991, through December 31, 1994, the Company's return on equity was the second highest of the selected group, re-sulting in awards to the executive officers, including the chairman, of 115 percent of the established target award opportunity.

  Stock Option Grants. Under the Company's Executive Stock Plan, executive of-ficers, including the chairman, are granted stock options that give them the right to purchase shares of the Company's common stock at a specified price. Stock option grants are one of the components of total executive compensation. As discussed above, total executive compensation is targeted at the median to-tal compensation paid by the selected group of large electric and gas utility companies. The estimated annualized value of the stock options granted, if targeted performance is achieved, represented approximately 10 percent of the targeted compensation levels for the last fiscal year. Neither the size of prior option grants nor the number of outstanding grants was considered in de-termining the size of the latest grants. Historically, the total number of stock options granted annually by the committee to all participants has not ex-ceeded 10 percent of the total number of shares authorized under the plan. (See Proposal No. 5 on pages 17 to 20 of this proxy statement for proposed changes to the Executive Stock Plan.)

  The committee believes that granting stock options aligns the interests of executives with those of common stockholders in two ways. First, because the exercise price of all stock options granted under the plan is equal to the fair market value on the grant date, there must be an appreciation in the price of the common stock for participants to benefit. Second, long-term performance is encouraged because options vest annually at a rate of 25 percent on the anni-versary date of the grant.

SUMMARY

  The committee's policy in setting executive compensation and in establishing the appropriate balance among fixed, short-term, and long-term compensation is designed to clearly link pay and performance. The committee believes that its executive compensation program rewards executives more as stockholders are re-warded. Total executive compensation is increasingly weighted toward long-term incentives and, therefore, toward long-term Company performance and total shareholder return. To achieve these goals, the committee frequently reviews the various pay plans and policies and modifies them as it deems necessary to continue to attract, retain, and motivate talented executives and to pay them competitively.

  The committee determined that for purposes of maintaining the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended, it is necessary to amend the Productivity Improvement Plan for Executive Offi-cers. For further information on this matter, see Proposal No. 4 on pages 16 and 17 of this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE:

W. P. Copenhaver, Chairman
L. G. Hardman, III
W. A. Parker, Jr.
H. Stockham

                           SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the Company's chairman of the board and chief executive officer and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1994.

                          ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                          -------------------- -----------------------------
                                                          NUMBER
                                                          OF SE-
                                                         CURITIES  LONG-TERM
                                                 OTHER   UNDERLY-  INCENTIVE
                                                ANNUAL   ING STOCK   PLAN     ALL OTHER
NAME AND PRINCIPAL             SALARY   BONUS  COMPENSA-  OPTIONS   PAYOUTS   COMPENSA-
POSITION                  YEAR   ($)     ($)   TION ($)     (#)     ($)(1)   TION ($)(2)
- ------------------        ---- ------- ------- --------- --------- --------- -----------
E. L. Addison             1994 787,239 162,930   5,227    58,267    425,840     45,012
Retired Chairman and      1993 734,714 148,118   9,527    47,118    339,714     47,909
CEO, The Southern         1992 696,526 176,331   4,255    52,626    262,579     38,072
Company
A. W. Dahlberg            1994 600,026 120,415   6,579    43,062    306,459     32,630
Chairman, President &     1993 477,967  96,331  17,707    30,644    225,406     44,547
CEO, The Southern         1992 469,178 110,094   6,508    34,226    171,243     26,979
Company
P. J. DeNicola            1994 361,618  74,294   3,540    26,569    188,858     21,381
President, Southern       1993 313,970  63,641   6,832    14,996    132,986     24,436
Company Services          1992 272,246  70,272   3,022    16,182     79,519     14,341
H. A. Franklin            1994 415,954  87,763  30,078    31,386    203,201    100,201
President, Georgia Power  1993 365,000  73,584  16,438    23,408    140,650     37,298
Company                   1992 328,196  84,096   2,704    19,366     90,200     17,669
E. B. Harris              1994 436,280  96,711  13,882    31,441    236,642     24,467
President, Alabama Power  1993 418,818 117,630  23,469    26,892    198,131     39,388
Company                   1992 397,499  96,615   9,161    30,036    147,278     24,435

- ----------
  (1) Payouts made in 1993, 1994, and 1995 for the four-year performance peri-ods ending December 31, 1992, 1993, and 1994, respectively.
  (2) Company contributions in 1994 to the Employee Savings Plan, Employee Stock Ownership Plan, and nonpension related accruals under the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Inter-nal Revenue Code imposed limitations under the Employee Savings and Stock Own-ership Plans) for the following: Mr. Addison -- $5,555, $1,789, and $37,668; Mr. Dahlberg -- $5,420, $1,789, and $25,421; Mr. DeNicola -- $6,750, $1,789,
and $12,842; Mr. Franklin -- $6,750, $1,789, and $15,043; and Mr. Harris --
 $6,750, $1,789, and $15,928. Also included for Mr. Franklin are relocation al-lowances of $76,619.

                              STOCK OPTION GRANTS

  The following table sets forth all stock option grants to the named execu-tive officers during the year ending December 31, 1994.

                                                                              GRANT DATE
                                        INDIVIDUAL GRANTS                        VALUE
                         ------------------------------------------------    -------------
                         NUMBER OF
                         SECURITIES   PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS     GRANTED TO   EXERCISE OR                GRANT DATE
                          GRANTED    EMPLOYEES IN  BASE PRICE  EXPIRATION    PRESENT VALUE
NAME                       (#)(1)   FISCAL YEAR(2)  ($/SH)(1)   DATE(1)         ($)(3)
- ----                     ---------- -------------- ----------- ----------    -------------
E. L. Addison...........   58,267         13         18.875    03/01/1998(4)    118,282
A. W. Dahlberg..........   43,062         10         18.875    07/18/2004       109,808
P. J. DeNicola..........   26,569          6         18.875    07/18/2004        67,751
H. A. Franklin..........   31,386          7         18.875    07/18/2004        80,034
E. B. Harris............   31,441          7         18.875    07/18/2004        80,175

- ----------

  (1) Grants were made on July 18, 1994, and vest annually at a rate of 25 percent on the anniversary date of the grant. Grants fully vest upon termina-tion incident to death, total disability, or retirement. The exercise price is the average of the high and low fair market value of the Company's common stock on the date granted.
  (2) A total of 446,443 stock options were granted in 1994 to key executives participating in the Company's Executive Stock Plan.
  (3) Based on the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Company's common stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value: price vola-tility -- 16.79 percent; risk-free rate of return -- 7.3 percent; dividend yield -- 6.25 percent; and time to exercise -- 10 years.
  (4) In accordance with the terms of the Executive Stock Plan, Mr. Addison's unexercised options became fully vested on March 1, 1995, the date of his re-tirement, and will expire on March 1, 1998, three years thereafter.

     AGGREGATED STOCK OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

  The following table sets forth information concerning options exercised dur-ing the year ending December 31, 1994, by the named executive officers and the value of unexercised options held by them as of December 31, 1994.

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                            NUMBER OF                          YEAR-END(#)             YEAR-END($)(2)
                         SHARES ACQUIRED VALUE REALIZED ------------------------- -------------------------
NAME                     ON EXERCISE (#)     ($)(1)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                     --------------- -------------- ------------------------- -------------------------
E. L. Addison...........  Not exercised        0             230,025/135,828          1,423,043/213,647
A. W. Dahlberg..........  Not exercised        0              45,847/93,513            176,753/144,813
P. J. DeNicola..........      3,068          20,936           12,139/50,250             34,450/72,049
H. A. Franklin..........  Not exercised        0              40,383/63,905            186,066/86,272
E. B. Harris............  Not exercised        0              58,867/75,800            276,376/120,463

- ----------

  (1) The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

  (2) This column represents the excess of the fair market value of the Company's common stock of $20.00 per share, as of December 31, 1994, above the exercise price of the options. One column reports the "value" of options that are vested and therefore could be exercised; the other the "value" of options that are not vested and therefore could not be exercised as of December 31, 1994.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

  The following table sets forth the long-term incentive plan awards made to the named executive officers under the Company's Productivity Improvement Plan for Executive Officers for the performance period January 1, 1994, through De-cember 31, 1997.

                                              ESTIMATED FUTURE PAYOUTS UNDER
                              PERFORMANCE OR    NON-STOCK PRICE BASED PLANS
                               OTHER PERIOD   ---------------------------------
                   NUMBER OF UNTIL MATURATION  THRESHOLD   TARGET     MAXIMUM
NAME               UNITS(1)     OR PAYOUT       ($)(2)     ($)(2)     ($)(2)
- ----               --------- ---------------- ----------- ---------- ----------
E. L. Addison.....     0            --             --         --         --
A. W. Dahlberg....  471,947      4 years          235,974    471,947    943,894
P. J. DeNicola....  261,300      4 years          130,650    261,300    522,600
H. A. Franklin....  305,573      4 years          152,787    305,573    611,146
E. B. Harris......  269,311      4 years          134,656    269,311    538,622

- ----------

  (1) A performance unit is a method of assigning a dollar value to a perfor-mance award opportunity. The number of units granted to named executive offi-cers is 65 percent of their base salary range midpoint, with each unit valued at $1.00. No awards are paid unless the participant remains actively employed by the Company during any portion of the final year of the applicable perfor-mance period. For more information about the Productivity Improvement Plan for Executive Officers, see Proposal No. 4 on pages 16 and 17.
  (2) The threshold, target, and maximum value of a unit is $0.50, $1.00, and $2.00, respectively, and can vary based on the Company's return on common eq-uity relative to a selected group of electric and gas utilities in the south-eastern United States. If certain minimum performance relative to the selected group is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.

                               PENSION PLAN TABLE

                                        YEARS OF ACCREDITED SERVICE
                            ----------------------------------------------------
REMUNERATION                   15       20      25       30       35       40
- ------------                -------- -------- ------- -------- -------- --------
$50,000.................... $ 12,750 $ 17,000 $21,250 $ 25,500 $ 29,750 $ 34,000
100,000....................   25,500   34,000  42,500   51,000   59,500   68,000
300,000....................   76,500  102,000 127,500  153,000  178,500  204,000
500,000....................  127,500  170,000 212,500  255,000  297,500  340,000
700,000....................  178,500  238,000 297,500  357,000  416,500  476,000
950,000....................  242,250  323,000 403,750  484,500  565,250  646,000

  The above table sets forth the estimated combined annual pension benefits un-der the pension and supplemental defined benefit plans in effect during 1994. Employee compensation covered by the pension and supplemental benefit plans for pension purposes is limited to the average of the highest three of the final 10 years' base salary and wages (reported under column ti-tled "Salary" in the Summary Compensation Table on page 11). As of December 31, 1994, the applicable compensation levels for Messrs. Addison, Dahlberg, DeNicola, Franklin, and Harris would have been $753,528; $514,152; $327,492; $385,716; and $421,620, respectively. As of December 31, 1994, Messrs. Addison, Dahlberg, DeNicola, Franklin, and Harris had 40, 34, 25, 23, and 36 years, re-spectively, of accredited service.

  The amounts shown in the table were calculated according to the final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities (although married employees are required to have their pension benefits paid in one of various joint and survivor annuity forms, un-less the employee elects otherwise with the spouse's consent) or computation of the Social Security offset that would apply in most cases. This offset amounts to one-half of the estimated Social Security benefit (primary insurance amount) in excess of $3,000 per year times the number of years of accredited service, divided by the total possible years of accredited service to normal retirement age.

FIVE-YEAR PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder re-turn on the Company's common stock with the Standard & Poor's Electric Utility Index and the Standard & Poor's 500 Index for the past five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1989, and that all dividends are reinvested. The shareholder return shown below for the five-year historical period may not be indicative of future performance.



                             [GRAPH APPEARS HERE]



- --------------------------------------------------------------------------------
                                    1989    1990    1991    1992    1993    1994
- --------------------------------------------------------------------------------
Southern Company common stock       $100    $104    $138    $165    $199    $192
- --------------------------------------------------------------------------------
S & P Electric Utility Index         100     103     134     141     159     138
- --------------------------------------------------------------------------------
S & P 500 Index                      100      97     126     136     150     152
- --------------------------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The board of directors, upon recommendation of the Audit Committee, has se-lected Arthur Andersen LLP as independent auditors for 1995. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and to respond to appro-priate questions from stockholders. The appointment will be reconsidered by the directors if not ratified by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

3. PROPOSAL TO APPROVE THE OUTSIDE DIRECTORS STOCK PLAN FOR SUBSIDIARIES OF THE COMPANY

  The board of directors has adopted to be effective January 1, 1995, subject to stockholder approval, the Outside Directors Stock Plan for Subsidiaries of the Company (the "Plan"). The purpose of the Plan is to provide a mechanism for nonemployee directors of the Company's subsidiaries to automatically increase their ownership of Company common stock and thereby further align their inter-ests with those of the stockholders. Currently, the outside directors of the following five subsidiaries are eligible to participate in the Plan: Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company. Presently, there are approxi-mately 50 participants in the Plan.

  The Plan will be administered by the Company's compensation committee.

  The Plan provides for the payment to nonemployee directors of a portion (cur-rently $2,000 or $3,000) of their annual retainer fee (currently ranging from $15,000 to $23,000) in unrestricted shares of Company common stock, par value $5 per share. Additionally, the Plan will permit participants to elect to re-ceive a greater portion -- up to all -- of their annual retainer fee in shares of Company common stock. The shares will be issued quarterly.

  The board of directors may amend or terminate the Plan at any time, subject to stockholder approval when required by law or regulation.

  The following table sets forth estimated amounts to be paid under the Plan in 1995:

                          OUTSIDE DIRECTORS STOCK PLAN

NAME AND POSITION                                               DOLLAR VALUE ($)
- -----------------                                               ----------------
E. L. Addison, Retired Chairman and CEO, The Southern Company.            0
A. W. Dahlberg, Chairman, President, and CEO, The Southern
 Company......................................................            0
P. J. DeNicola, President, Southern Company Services..........            0
H. A. Franklin, President, Georgia Power Company..............            0
E. B. Harris, President, Alabama Power Company................            0
Executive officers as a group.................................            0
Non-executive directors as a group............................       13,500
Non-executive officer employees...............................            0

  The vote needed to approve the Outside Directors Stock Plan for Subsidiaries of the Company is a majority of the shares of the Company's stock represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.

4. PROPOSAL TO AMEND THE COMPANY'S PRODUCTIVITY IMPROVEMENT PLAN FOR EXECUTIVE OFFICERS

  The Southern Company Productivity Improvement Plan for Executive Officers (the "Plan") was adopted by the board of directors effective as of January 1, 1994, and approved by the stockholders on May 25, 1994. The Plan was amended by the board of directors effective as of January 1, 1995.

  The board of directors is seeking stockholder approval of the amended Plan in order to continue to qualify all compensation to be paid under the Plan for full deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code limits deductibility of certain compensation paid to each of the Company's five most highly compensated executive officers to $1,000,000, per officer, unless the compensation is paid under a performance plan, meeting certain criteria under the Code, that has been approved by stockholders.

  Only executive officers of the Company are eligible to participate in the Plan. Presently, there are seven executive officers participating in the Plan.

  The Plan has been amended to increase the award opportunity for superior per-formance and to increase the level of performance that must be met before any awards are paid. Payments under the Plan are paid in cash and are based upon the ranking of the Company's return on equity over a four-year period within a group of electric utility companies located in the southeastern United States. The targeted performance under the Plan required the Company's return on equity over the four-year performance period to rank in the top quartile of the se-lected group of companies. Prior to amendment, performance at the target level resulted in an award ranging from five to 50 percent of the participant's sal-ary range midpoint, depending on the level of the position held by the partici-pant. Under the amended Plan, the award opportunity will range from 10 to 65 percent of the participant's salary range midpoint at the beginning of the four-year period, depending on the participant's job level. The maximum award that may be paid to any individual under the Plan is $1,500,000. The executive officers currently participating in the amended Plan will have an award oppor-tunity ranging from 35 to 65 percent of their midpoint.

  Prior to amendment, awards ranged from 50 percent of the target award if the Company's return on equity was in the second lowest quartile to 125 percent of the target if the Company's return on equity was the highest among the selected group of companies. Under the amended Plan, awards will range from 50 percent of the target award if the Company's return on equity is in the second highest quartile to 200 percent of the target award if the Company's return on equity is the highest among the selected group of companies. Under the amended Plan no awards may be paid if the Company's return on equity is below the median or if the Company's current earnings are not sufficient to fund its common stock div-idend at the same level as the prior year. Also, the amended Plan continues to provide that, in the discretion of the compensation committee, extraordinary income may be excluded for the purpose of calculating the Company's return on equity, which could result in smaller awards under the terms of the Plan.

  The following table sets forth estimated amounts to be paid under the Plan for the four-year performance period ended December 31, 1995:

              PRODUCTIVITY IMPROVEMENT PLAN FOR EXECUTIVE OFFICERS

NAME AND POSITION                                               DOLLAR VALUE ($)
- -----------------                                               ----------------
E. L. Addison, Retired Chairman and CEO, The Southern Company.       471,947
A. W. Dahlberg, Chairman, President, and CEO, The Southern
 Company......................................................       471,947
P. J. DeNicola, President, Southern Company Services..........       261,300
H. A. Franklin, President, Georgia Power Company..............       305,573
E. B. Harris, President, Alabama Power Company................       269,311
Executive officers as a group.................................     2,449,360
Non-executive directors as a group............................             0
Non-executive officer employees...............................             0

  The vote needed to approve the proposed amendments to the Productivity Im-provement Plan for Executive Officers is a majority of the shares of the Company's stock represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4.

5. PROPOSAL TO AMEND THE SOUTHERN COMPANY EXECUTIVE STOCK PLAN

  The Southern Company Executive Stock Plan (the "Plan") was adopted by the board of directors effective as of December 7, 1987, and approved by the stock-holders on May 25, 1988. The Plan was amended by the board of directors to be effective as of January 1, 1995, subject to stockholder approval, to increase the number of participants and the maximum grant opportunity above that ap-proved by the stockholders in 1988.

  The purpose of the Plan is to maximize the long-term success of the Company, to ensure a balanced emphasis on both current and long-term performance, to en-hance Plan participants' identification with stockholders' interests, and to facilitate the attraction and retention of key individuals with outstanding ability.

  The Plan is administered by the Compensation Committee of the board of direc-tors of the Company (the "committee"). The committee consists of three or more directors of the Company who are not employees of the Company or its subsidiar-ies and who are not participants in the Plan. The committee has exclusive au-thority to interpret the Plan.

  The Plan permits the committee to grant, in its discretion, Incentive Stock Options and Nonqualified Stock Options (collectively, "Stock Options"), Stock Appreciation Rights, and Restricted Stock to a select group of management em-ployees. The committee has determined that it is advantageous to expand the group of employees to whom it may make grants under the Plan. When approved by the stockholders in 1988, the approximate number of participants was 25. Under the amended Plan, the approximate number of participants will be 200.

  Nonqualified Stock Options entitle the participant to purchase up to the num-ber of shares of the Company's common stock ("Common Stock") specified in the grant at a specified price (the "Option Price"). The Option Price, which cannot be lower than the fair market value of the Common Stock on the grant date, is set by the committee at the time a grant is made. Nonqualified Stock Options may not be exercised less than 12 months or more than 10 years after the date granted.

  Stock Options designated by the committee as Incentive Stock Options will comply with Section 422A of the Internal Revenue Code. They entitle the partic-ipant to purchase the specified number of shares of Common Stock at the Option Price not less than 12 months or more than 10 years from the grant date. The aggregate fair market value of Common Stock determined at the time of each grant for which any participant may exercise Incentive Stock Options under the Plan for any calendar year shall not exceed $100,000.

  Stock Appreciation Rights are rights that, when exercised, entitle the par-ticipant to the appreciation in value of the number of shares of Common Stock specified in the grant, from the date granted to the date exercised. The exer-cised Stock Appreciation Right may be paid in cash or Common Stock, as deter-mined by the committee. Stock Appreciation Rights may be granted in the sole discretion of the committee in conjunction with an Incentive Stock Option or Nonqualified Stock Option.

  Restricted Stock awards are grants of shares of Common Stock that are held by the Company for the benefit of the participant without payment of consideration by the participant. There are restrictions or conditions on the participant's right to transfer or sell such shares. The committee will establish a "Restric-tion Period" of from three years through 10 years for each Restricted Stock award made. The participant will be entitled to dividends paid on the Re-stricted Stock and will have the right to vote such shares.

  Stock Options must be paid in full when exercised by the participant. The committee, in its discretion, may permit the Option Price to be paid in whole or in part through the transfer to the Company of shares of Common Stock previ-ously acquired by the participant, provided, however, that the shares trans-ferred must have been held by the participant for longer than six months and must not be Restricted Stock.

  A total of 6 million shares of Common Stock (adjusted for the two-for-one common stock split on February 28, 1994) is available for grants under the Plan. The committee has only granted Nonqualified Stock Options under the Plan and while it does not anticipate a change at this time, the other types of awards provided for in the Plan may be granted in the future. When the Plan was approved by the stockholders in 1988, the committee stated its intention to set the maximum number of shares of Common Stock that a participant could purchase under a Stock Option. The committee established that a participant could be granted the option to purchase up to the number of shares of Common Stock with an aggregate value on the grant date of a set percentage of base salary level, ranging from 50 to 135 percent, based upon an individual's position level. The committee intends under the amended Plan to increase the maximum that may be granted to 150 percent of base salary level. On March 27, 1995, the closing price per share of Common Stock reported on the New York Stock Exchange Compos-ite Tape was $20.25.

  The committee has established that participants become 25 percent vested in each Stock Option grant on the anniversary date of the grant and 25 percent per year thereafter unless the participant terminates employment based upon retire-ment, death, or disability, in which case, the options become fully vested. The committee may eliminate the vesting requirements if the applicable accounting principles require that the Stock Options be charged against the earnings of the Company in the year granted.

  The board of directors may terminate or amend the Plan at any time; provided, however, without stockholder approval, the board may not (1) increase the total number of shares of Common Stock under the Plan, (2) withdraw the administra-tion of the Plan from the committee, (3) permit a committee member to partici-pate in the Plan, (4) materially increase participants' benefits under the Plan, or (5) materially modify eligibility requirements for participation in the Plan.

  The Plan will terminate December 7, 1997, unless terminated sooner by the board of directors.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

  The tax consequences of the Plan are summarized in the following discussion that deals with the general tax principles applicable to the Plan under current federal law. Capital gains are currently taxed at a minimum federal rate of 28 percent, while ordinary income rates are graduated to a maximum rate of 39.6 percent. The following material discusses the characterization of income under the various Plan features as ordinary income or capital gain or loss.

  Incentive Stock Options. A Participant who receives an Incentive Stock Option will not be treated as receiving taxable income upon the grant of the option or upon its exercise, provided the exercise occurs, in general, during employment or within three months after termination of employment. How- ever, any appreci-ation in share value since the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an Incentive Stock Option is not sold or otherwise disposed of within two years from the date of grant of the option and is held for at least one year after delivery of the stock purchased by the op-tion, any gain or loss resulting from a sale or other disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exer-cise of an Incentive Stock Option is disposed of prior to the expiration of such holding periods, the Participant will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date exercised over the exercise price. Any gain in excess of that ordinary income amount generally will be taxed at capital gains rates. However, under a special rule, the ordinary income realized upon a disqualify-ing disposition will not exceed the amount of the Participant's gain.

  The Company will not be entitled to any deduction as a result of the grant or exercise of any Incentive Stock Option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition the Company will be entitled to a deduction equal to the amount of ordinary income realized by the Participant, or, if less, the amount equal to the excess of the fair market value of the stock on the date exercised over the exercise price.

  Nonqualified Stock Options. No taxable income will be realized by a Partici-pant upon the grant of a Nonqualified Stock Option. Upon exercise of a Nonqual-ified Stock Option, the Participant will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date exer-cised over the Option Price, and the Company will be entitled to a correspond-ing deduction. In the case of a Participant subject to Section 16(b) of the Se-curities Exchange Act of 1934, unless the Participant elects otherwise, the amount and timing of such income (and deduction by the Company) will instead be based on the fair market value of the shares on the date the Section 16(b) re-striction lapses as to such shares. Upon a subsequent disposition of the shares, the Participant will realize short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. The Company will not be entitled to any further deduction at that time.

  Stock Appreciation Rights. At the time of receiving a Stock Appreciation Right, the Participant will not recognize any taxable income. Likewise, the Company will not be entitled to a deduction for the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, the Participant will recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. However, Participants, who are subject to Section 16(b) of the Securities Exchange Act of 1934 and who receive such stock, will not recognize ordinary income until the restrictions imposed by Section 16(b) lapse and the stock will be valued on that date. Nevertheless, such Participants may elect, at the date of exercise, to recognize ordinary income pursuant to Section 83(b) of the Internal Revenue Code of 1986. If such an election is made, the stock is valued on the date of exercise of the Stock Appreciation Right. If a Partici-pant receives stock, then the fair market value of the stock (recognized as or-dinary income) becomes the Participant's tax basis for determining gains or losses on the subsequent sale of such stock. The Company will be entitled to a deduction in the amount and at the time that the Participant first recognizes ordinary in-come.

  Restricted Stock. The Participant receiving a Restricted Stock award will recognize ordinary income equal to the fair market value of the Restricted Stock at the time the restrictions lapse. However, the Participant may elect to report the fair market value of the stock as ordinary income at the time of re-ceipt. The Company may deduct the amount of income recognized by the Partici-pant at the time the Participant recognizes the income.

  The tax treatment of Restricted Stock which is disposed of will depend upon whether the Participant made an election to include the value of the stock in income when awarded. If the Participant made such an election, any disposition thereafter will result in a long-term or short-term capital gain depending upon the period the Restricted Stock is held. If an election is not made, disposi-tion prior to the lapse of restrictions will result in ordinary income to the Participant equal to the amount received on disposition. The Company may also deduct the amount.

  The following table sets forth the maximum number and dollar value (number of options times exercise price) of Nonqualified Stock Options that could have been granted had the amended Plan been in effect on the date options were granted in 1994 to the individuals and groups indicated:

                              EXECUTIVE STOCK PLAN

                                                            NUMBER    DOLLAR
NAME AND POSITION                                         OF OPTIONS VALUE ($)
- -----------------                                         ---------- ---------
E. L. Addison, Retired Chairman and CEO, The Southern
 Company                                                    64,741   1,221,984
A. W. Dahlberg, Chairman, President, and CEO, The South-
 ern Company                                                47,847     903,114
P. J. DeNicola, President, Southern Company Services        29,521     557,208
H. A. Franklin, President, Georgia Power Company            34,873     658,224
E. B. Harris, President, Alabama Power Company              34,935     659,394
Executive officers as a group                              243,047   4,587,501
Non-executive directors as a group                               0           0
Non-executive officer employees                            285,102   5,381,277

  The vote needed to approve the proposed amendments to The Southern Company Executive Stock Plan is a majority of the shares of the Company's stock repre-sented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5.

6. STOCKHOLDER PROPOSAL ON DISCLOSURE OF CERTAIN CONSULTING FIRMS

  The Company has been advised that Mr. Russell C. DeMonbreun, 1976 Emerald Drive, Jonesboro, Georgia 30236, holder of 3,345 shares of common stock, pro-poses to submit the following resolution at the 1995 Annual Meeting of Stock-holders:

    "RESOLVED: That the shareholders of the Southern Company recommend that the Board of Directors take the necessary steps to provide the stockholders with a list of consulting firms which have received in excess of $100,000.00 compensation from the Southern Company or any of its subsidiary companies during the year. The information would include:

    1. The name and location of the consulting firm

    2. The amount of the contract
    3. The amount of payments during the year
    4. The name of the executive or manager authorizing the expenditure
    5. A brief description of the activities covered by the agreement
    6. The names of any employees of the Southern Company or any of its subsidiary companies receiving any compensation from the consulting firm."

                          STATEMENT OF SECURITY HOLDER

    "REASONS: It is recognized that experts in certain management and technical areas can provide some services more efficiently and economically than if they are done in house. The adoption of this resolution would assure the stockholders that these services are being administered and monitored effectively to avoid billing irregularities, duplication of efforts, conflict of interest, and the abdication of management responsibilities.

  "If you agree, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 6 FOR THE FOL-LOWING REASONS:

  It is the view of the board of directors that use of outside experts is both necessary and desirable. The Company and its subsidiaries do engage the serv-ices of outside experts in various fields. For the most part, these providers of services have a reasonable expectation that the contracts they enter into with the Company or its subsidiaries are private. Subjecting them to widespread and detailed disclosure as proposed may inhibit the ability of the Company and its subsidiaries to retain such services.

  Even if it were possible within the limits of propriety and practicality, which is dubious at best, for the Company to provide the list as proposed, the task of compiling, administering, and distributing the data would be burdensome and expensive and, in the opinion of the board of directors, provide no benefit of any kind to the Company or its stockholders.

  Accordingly, the board believes that adoption of this resolution would not be in the best interest of the stockholders of the Company.

  The vote needed to pass the proposed stockholder resolution is a majority of the shares of the Company's stock represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 6.

7. OTHER BUSINESS

  The board of directors is not aware of any other matters to be presented at the annual meeting for stockholder action. However, the holders of the proxies intend to vote in their discretion on any properly presented matters.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be paid by the Company and includes reim-bursement to brokers, banks, nominees, and other fiduciaries for forwarding proxy material to beneficial owners in accordance with regulations of the Secu-rities and Exchange Commission and the New York Stock Exchange.

Officers and other employees of the Company or its subsidiaries may solicit proxies personally or by telephone in certain instances in an effort to have larger representation at the meeting.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING OF STOCKHOLDERS

  The deadline for the receipt of stockholder proposals for consideration for inclusion in the Company's proxy statement and form of proxy for the 1996 An-nual Meeting of Stockholders is December 13, 1995.

YOUR VOTE IS IMPORTANT

  To save the Company the expense of a second proxy mailing, please mark, date, sign, and promptly return the enclosed form of proxy.

  The Company's 1994 Annual Report to the Securities and Exchange Commission on Form 10-K will be provided without charge to each stockholder upon written re-quest to Tommy Chisholm, Secretary, The Southern Company, 64 Perimeter Center East, Atlanta, Georgia 30346.

                       EXPLANATION OF DIFFERENCES BETWEEN
                  CIRCULATED DOCUMENT AND ELECTRONIC DOCUMENT

Notice of Annual Meeting and Proxy Statement

1. The circulated document is 7 1/2 by 8 1/2 inches. It is printed on recycled white financial paper stock and is paste bound.

2. The type style for the proxy statement is Helvetica. The type size is 10 over 12 point except the table on folio page 11 which is 8 point.

3. Logos on folio pages 1 and 24 are partially printed in PMS 180 ink. The two horizontal lines and the words "TIME:" and "PLACE:" on folio page 24 are printed in PMS 180 ink.

4. Folio page 20 contains the phrase "Printed on Recycled Paper" with the appropriate logo.

5. The phrases "Productivity Improvement Plan" on folio page 9, "Stock Option Grants" on folio page 10, "Incentive Stock Options",
   "Nonqualified Stock Options", and "Stock Appreciation Rights" on folio page 19, "Restricted Stock" on folio page 20, and the last paragraph on folio page 22 are in italics.

                               INDEX OF EXHIBITS

Exhibit
Number -

21A -    Form of Proxy

21B - Form of Proxy - Employee Savings Plan and Employee Stock Ownership Plan Participants